Exhibit 99.1

Protalix BioTherapeutics Appoints Professor Roger D. Kornberg to Board of Directors

CARMIEL, Israel – February 12, 2008 – Protalix BioTherapeutics, Inc. (Amex: PLX), announced today that Professor Roger D. Kornberg, renowned Biochemist and laureate of the Nobel Prize in Chemistry, has been appointed to the Company’s board of directors.

Professor Kornberg is a member of the U.S. National Academy of Sciences and the Winzer Professor of Medicine in the Department of Structural Biology at Stanford University. He joined the faculty of Stanford in 1972, before which he was a professor at Harvard Medical School. He graduated from Harvard University in 1967 and received his doctorate in chemistry from Stanford University, Stanford, California, in 1972. He holds honorary degrees from universities in Europe and Israel, including the Hebrew University in Jerusalem, where he is a visiting professor.

In 2006, Professor Kornberg was awarded the Nobel Prize in Chemistry in recognition for his studies of the molecular basis of Eukaryotic Transcription, the process by which DNA is copied to RNA. Professor Kornberg is also the recipient of several awards, including the 2001 Welch Prize, the highest award granted in the field of chemistry in the United States, and the 2002 Leopald Mayer Prize, the highest award granted in the field of biomedical sciences from the French Academy of Sciences. In 2006, he received the Nobel Prize in Chemistry.

Commenting on the appointment, Dr. David Aviezer, the Company’s President and Chief Executive Officer, stated, “We are very pleased to have Roger join our board of directors. He has a proven career of outstanding scientific achievements, and will be a true asset to our company as we continue to work towards the development and commercialization of our current therapeutics and explore new biotherapeutic opportunities.”

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellExTM presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:

investors@protalix.com

AMEX IR Alliance for Protalix BioTherapeutics

Lee Roth / David Burke

212-896-1209 / 1258

lroth@kcsa.com / dburke@kcsa.com